Exhibit 99.1
For Immediate Release
VNUS Medical Technologies Reports Third-Quarter 2005 Results:
$0.11 Earnings Per Share on $12.1 Million Net Revenues
66% Net Income Growth on 20% Revenue Growth Year-over-Year
SAN JOSE, Calif. — November 10, 2005 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced its financial results for the third quarter ended September 30, 2005.
Net revenues for the third quarter were $12.1 million, an increase of 20% from $10.1 million for the corresponding quarter of 2004 and a decrease of 2% from $12.3 million for the second quarter of 2005. Net revenue growth from the same period last year was driven principally by increased sales of proprietary disposable endovenous catheters and accessory products, as well as increased unit sales of the company’s radiofrequency (RF) generators to hospitals and physicians for use in the VNUS Closure® procedure. The 2% decrease in net revenues from the prior quarter was driven primarily by slower than expected catheter sales in the U.S. in July and a larger than expected decrease in international sales during the summer.
Third-quarter net income was $1.7 million, an increase of 66% from $995,000 for the corresponding quarter of 2004 and an increase of 20% from $1.4 million for the second quarter of 2005. Earnings per share for the third quarter were $0.11 on a fully diluted basis, compared with $0.09 for the third quarter of 2004 and with $0.09 for the second quarter ended June 30, 2005. The number of weighted average shares outstanding used in the per-share calculation for the third quarter of 2005 was 15.6 million, consistent with the second quarter of 2005.
Net income for the third quarter of 2005 included the effect of a non-cash charge for stock-based compensation of $146,000. This compared with non-cash charges for stock-based compensation of $296,000 for the corresponding quarter of 2004 and $128,000 for the second quarter of 2005.
VNUS’ balance sheet at September 30, 2005 included cash, cash equivalents and short-term investments of $70.4 million. The company generated approximately $1.7 million in net cash flows from operations during the nine months ended September 30, 2005.
“Our third-quarter results showed good year-over-year growth of net revenues and very strong growth of net income,” said VNUS President and Chief Executive Officer Brian Farley. “Despite this growth, revenues came in below our expectations, primarily due to slower than expected catheter sales in July. Because we were able to manage operating expenses , net income exceeded our expectations and grew 20% sequentially.”
Farley continued, “The company achieved a major milestone in September when the Journal of Vascular Surgery published five-year follow-up results for the VNUS Closure procedure from a large multi-center international registry. These results indicate that the VNUS Closure procedure exhibits enduring efficacy and persistent patient symptom relief, and is the only published report of five-year efficacy associated with endovenous treatment of venous reflux. We also continued the progressive market release of our Closure RFS™ family of products, which are used to treat perforator vein reflux, typically seen in patients with more advanced venous disease, such as patients with venous ulcers or other skin damage. Our flexible model of the Closure RFS product family, called the Closure Plex, is also suited to treat tributary vein reflux, which is prevalent in approximately 25% of patients treated today with the Closure catheter.”
VNUS also announced today its business outlook for fourth-quarter and full-year 2005.
Business Outlook
VNUS currently estimates that fourth-quarter 2005 net revenues will range from approximately $12.0 million to $12.4 million. The company continues to invest in the growth of its business by expanding its research and development staff, marketing activities and general and administrative functions. Partially as a result of these ongoing investments, VNUS currently estimates that fourth-quarter net income will range from approximately $0.7 million to $1.0 million, or $0.04 to $0.06 per share on a fully diluted basis. These estimates could be significantly affected by adjustments that may be made to the company’s valuation allowance against deferred tax assets in the fourth quarter. The number of weighted average shares outstanding used to calculate estimated earnings per share for the fourth quarter is currently expected to range from approximately 15.6 million to 15.8 million.
VNUS estimates that full-year 2005 net revenues will range from approximately $47.7 million to $48.0 million and net income will range from approximately $5.3 million to $5.6 million, or $0.34 to $0.36 per share on a fully diluted basis. These estimates could be significantly affected by adjustments that may be made to the company’s valuation allowance against deferred tax assets in the fourth quarter. This outlook assumes approximately 15.6 million to 15.7 million weighted average shares outstanding for the full year.
Today’s Teleconference
VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PST / 5:00 p.m. EST. This call will be webcast live and as a replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 8845594.

About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward-Looking Statements
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as “expects,” “estimates” and “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts, the potential impact of adjustments that may be made to VNUS’ valuation allowance against deferred tax assets on this outlook, and the statements made by Mr. Farley. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 31, 2005 and its Quarterly Report on Form 10-Q filed with the SEC on August 12, 2005. Copies of VNUS press releases and additional information about VNUS are available on the corporate website at www.vnus.com.
Contact:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 473-1199
ir@vnus.com
—Financial Statements Attached

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$48,914	$68,566
Short-term investments	21,456	—
Accounts receivable, net	6,348	5,347
Inventories, net	3,368	1,644
Prepaid expenses and other current assets	910	677

Total current assets	80,996	76,234
Property and equipment, net	1,418	1,096
Other assets	666	642

Total assets	$83,080	$77,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$772	$1,242
Accrued liabilities	3,988	4,311

Total current liabilities	4,760	5,553
Other liabilities	95	111

Total liabilities	4,855	5,664

Stockholders’ equity:
Common stock	15	14
Additional paid-in capital	115,469	114,698
Deferred stock-based compensation	(618)	(1,231)
Accumulated deficit	(36,599)	(41,173)
Accumulated other comprehensive loss	(42)	—
Total stockholders’ equity	78,225	72,308

Total liabilities and stockholders’ equity	$83,080	$77,972

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$12,129	$10,116	$35,635	$26,980
Cost of revenues (1)	2,915	2,562	8,790	6,697

Gross profit	9,214	7,554	26,845	20,283

Operating expenses Sales and marketing (1)	4,991	4,149	14,403	11,612
Research and development (1)	783	1,129	2,687	3,379
General and administrative (1)	2,124	1,216	6,044	3,333

Total operating expenses	7,898	6,494	23,134	18,324

Income from operations	1,316	1,060	3,711	1,959
Interest income and other income, net	458	46	1,204	99

Income before provision for taxes	1,774	1,106	4,915	2,058
Provision for income taxes	121	111	341	206

Net income	$1,653	$995	$4,574	$1,852

Net income per share

Basic	$0.11	$0.10	$0.31	$0.18
Diluted	$0.11	$0.09	$0.29	$0.16
Weighted average number of shares used in per share calculations
Basic	14,786	1,372	14,585	1,357
Diluted	15,611	11,681	15,624	11,486

(1)	Includes the following charges for stock-based compensation:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Cost of revenues	$16	$26	$51	$64
Sales and marketing	57	148	174	367
Research and development	13	22	44	60
General and administrative	60	100	203	250

	$146	$296	$472	$741

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$4,574	$1,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	416	305
Non-employee stock compensation and amortization of deferred stock-based compensation	472	741
Changes in operating assets and liabilities:
Accounts receivable	(1,001)	(1,662)
Inventories	(1,724)	(855)
Prepaid expenses and other assets	(235)	(998)
Other long-term assets	(24)	13
Accounts payable	(470)	227
Accrued and other liabilities	(339)	1,011

Net cash provided by operating activities	1,669	634
Cash flows from investing activities:
Purchase of short-term investments	(21,498)	—
Purchase of property and equipment	(738)	(421)

Net cash used in investing activities	(22,236)	(421)

Cash flows from financing activities:
Proceeds from the exercise of stock options for common stock	915	76

Net cash provided by financing activities	915	76

Net (decrease) increase in cash and cash equivalents	(19,652)	289
Cash and cash equivalents at the beginning of the year	68,566	11,711

Cash and cash equivalents at the end of the period	$48,914	$12,000